Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FIRST QUARTER OF FISCAL 2014

BOISE, Idaho, Jan. 7, 2014 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its first quarter of fiscal 2014, which ended November 28, 2013. Revenues in the first quarter of fiscal 2014 were $4.04 billion and were 42 percent higher compared to the fourth quarter of fiscal 2013 and 120 percent higher compared to the first quarter of fiscal 2013.

GAAP Income and Per Share Data – On a GAAP(1) basis, net income attributable to Micron shareholders was $358 million, or $0.30 per diluted share, compared to net income of $1.71 billion, or $1.51 per diluted share, in the fourth quarter of fiscal 2013 and a net loss of ($275) million, or ($0.27) per diluted share, in the first quarter of fiscal 2013.
Non-GAAP Income and Per Share Data – On a non-GAAP(2) basis, net income attributable to Micron shareholders was $881 million, or $0.77 per diluted share, compared to net income of $317 million, or $0.29 per diluted share, in the fourth quarter of fiscal 2013. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

Revenues from sales of DRAM products were 69 percent higher in the first quarter of fiscal 2014 compared to the fourth quarter of fiscal 2013 due primarily to an increase in sales volume resulting from the acquisition of Elpida. Revenues from sales of NAND Flash products were 8 percent higher in the first quarter of fiscal 2014 compared to the fourth quarter of fiscal 2013 primarily due to an 11 percent increase in sales volume offset by a slight decrease in average selling prices. The company’s consolidated gross margin improved to 32 percent in the first quarter of fiscal 2014 compared to 25 percent in the fourth quarter of fiscal 2013 primarily due to an increase in volume of products resulting from the acquisition of Elpida and to product mix.

Cash flows from operations for the first quarter of fiscal 2014 were $1.51 billion, while investments in capital expenditures were $669 million. The company ended the first fiscal quarter with cash and marketable investments of $4.41 billion.

The company will host a conference call Tuesday, January 7 at 2:30 p.m. MST to discuss its financial and operating results. The call, audio, slides, other operational and financial information, and guidance will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company’s website until January 14, 2015. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 15929595) beginning at 5:30 p.m. MST, Tuesday, January 7, 2014 and continuing until 5:30 p.m. MST, Tuesday, January 14, 2014.

Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron’s broad portfolio of high-performance memory technologies—including DRAM, NAND and NOR Flash—is the basis for solid state drives, modules, multichip packages and other system solutions. Backed by more than 35 years of technology leadership, Micron’s memory solutions enable the world’s most innovative computing, consumer, enterprise storage, networking, mobile, embedded and automotive applications. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

(1) GAAP represents U.S. Generally Accepted Accounting Principles.
(2) Non-GAAP represents GAAP excluding the impact of certain activities which the company’s management excludes in analyzing the company’s operating results and understanding trends in the company’s earnings. Non-GAAP also includes the impact on shares used in per share calculations of the company’s outstanding capped call transactions. Non-GAAP amounts for the fourth quarter of fiscal 2013 have been revised for the estimated tax effects of non-GAAP adjustments and to include the impact of the company’s capped call transactions. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	1st Qtr.	4th Qtr.	1st Qtr.
	Nov. 28,	Aug. 29,	Nov. 29,
	2013	2013	2012
Net sales	$4,042	$2,843	$1,834
Cost of goods sold	2,761	2,135	1,617
Gross margin	1,281	708	217
Selling, general and administrative	176	193	119
Research and development	320	267	224
Restructure and asset impairments (1)	(3)	32	(21)
Other operating (income) expense, net (2)	237	9	(8)
Operating income (loss)	551	207	(97)
Interest income (expense), net	(96)	(58)	(54)
Gain on acquisition of Elpida (3)	--	1,484	--
Other non-operating income (expense), net (4)	(80)	45	(59)
Income tax (provision) (5)	(80)	(5)	(13)
Equity in net income (loss) of equity method investees	86	37	(52)
Net income attributable to noncontrolling interests	(23)	(2)	--
Net income (loss) attributable to Micron	$358	$1,708	$(275)

Earnings (loss) per share:
Basic	$0.34	$1.65	$(0.27)
Diluted	0.30	1.51	(0.27)

Number of shares used in per share calculations:
Basic	1,046	1,033	1,014
Diluted	1,196	1,129	1,014

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Nov. 28,	Aug. 29,
	2013	2013
Cash and short-term investments	$3,870	$3,101
Receivables	2,833	2,329
Inventories	2,459	2,649
Current restricted cash (6)	--	556
Total current assets	9,369	8,911
Long-term marketable investments	538	499
Property, plant and equipment, net	7,733	7,626
Total assets	19,794	19,118

Accounts payable and accrued expenses	2,630	2,115
Current portion of long-term debt (4)(6)	1,543	1,585
Total current liabilities	4,513	4,125
Long-term debt (4)	4,260	4,452

Total Micron shareholders’ equity (4)	9,219	9,142
Noncontrolling interests in subsidiaries	927	864
Total equity	10,146	10,006

	Three Months Ended
	Nov. 28,	Nov. 29,
	2013	2012
Net cash provided by operating activities	$1,507	$236
Net cash provided by (used for) investing activities	21	(639)
Net cash provided by (used for) financing activities	(735)	46

Depreciation and amortization	541	485
Expenditures for property, plant and equipment	(526)	(434)
Payments on equipment purchase contracts	(143)	(104)
Net contributions from (distributions to/acquisitions of) noncontrolling interests	49	--

Noncash equipment acquisitions on contracts payable and capital leases	80	59

On July 31, 2013, the company acquired Elpida Memory, Inc. (“Elpida”) and an additional 24% ownership interest in Rexchip Electronics Corporation (“Rexchip”), now known as Micron Memory Taiwan Co., Ltd. (“MMT”). Both Elpida and MMT manufacture semiconductor memory products including mobile DRAM targeted toward mobile phones and tablets. The company paid $615 million and $334 million for the acquisition of Elpida and the additional MMT shares, respectively. Elpida owns, directly and indirectly through a subsidiary, approximately 65% of MMT’s outstanding common stock. Therefore, as a result of the consummation of the company’s acquisition of Elpida and the MMT shares, the company has an approximately 89% ownership interest in MMT.

Elpida’s assets include, among others: a 300mm DRAM wafer fabrication facility located in Hiroshima, Japan; its approximate 65% ownership interest in MMT, whose assets include a 300mm DRAM wafer fabrication facility located in Taichung City, Taiwan; and a 100% ownership interest in Akita Elpida Memory, Inc, whose assets include an assembly and test facility located in Akita, Japan.

(1)	Restructure and asset impairments consisted of the following:

	1st Qtr.	4th Qtr.	1st Qtr.
	Nov. 28,	Aug. 29,	Nov. 29,
	2013	2013	2012
Loss from global workforce reduction	$2	$17	$--
Loss (gain) on impairment of Israel assets	(1)	14	--
Gain on termination of lease to Transform	--	--	(25)
Other	(4)	1	4
	$(3)	$32	$(21)

(2)	Other operating (income) expense consisted of the following:

	1st Qtr.	4th Qtr.	1st Qtr.
	Nov. 28,	Aug. 29,	Nov. 29,
	2013	2013	2012
Rambus settlement	$233	$--	$--
Other	4	9	(8)
	$237	$9	$(8)

In December 2013, subsequent to the end of the first quarter of fiscal 2014, the company settled all antitrust and patent matters between the company and Rambus, Inc. (“Rambus”). The company also entered into a 7-year term patent cross-license agreement with Rambus that allows the company to avoid costs of patent-related litigation during the term. The company agreed to pay Rambus up to $10 million per quarter over 7 years, for a total of $280 million. The primary benefits the company received from these arrangements were (i) the settlement and termination of all existing litigation, (ii) the avoidance of future litigation expenses and (iii) the avoidance of future management and customer disruptions. As a result, other operating expense for the first quarter of fiscal 2014 included a $233 million charge to accrue a liability, which reflects the discounted value of amounts due under this arrangement.

(3)
In connection with the company’s acquisition of Elpida, the company recorded net assets of $2,601 million and noncontrolling interests of $168 million. Because the fair value of the net assets acquired less noncontrolling interests exceeded the purchase price, the company recognized a gain on the acquisition of $1,484 million.

(4)	Other non-operating income (expense) consisted of the following:

	1st Qtr.	4th Qtr.	1st Qtr.
	Nov. 28,	Aug. 29,	Nov. 29,
	2013	2013	2012
Loss on debt restructure	$(75)	$--	$--
Gain (loss) from changes in currency exchange rates	(6)	2	(59)
Gain on Inotera issuance of shares	--	48	--
Other	1	(5)	--
	$(80)	$45	$(59)

In November 2013, the company initiated a series of actions resulting in the restructure of certain of its convertible notes as follows:

Exchange Transactions:  On November 12, 2013, the company exchanged with various note holders, in a series of separate non-cash transactions, $80 million in principal amount of 2027 Notes, $155 million in principal amount of 2031A Notes and $205 million in principal amount of 2031B Notes (collectively, the “Exchanged Notes”) into $820 million aggregate issue price of 3.00% Convertible Senior Notes due 2043 (the “2043G Notes”) (the “Exchange Transactions”). The principal amount of 2043G Notes will accrete from their issue price to an aggregate principal amount at maturity of $1,025 million. The liability and equity components of the Exchanged Notes had previously been stated separately within debt and additional capital in the company’s consolidated balance sheet. Accordingly, the Exchange Transactions resulted in derecognition for the Exchanged Notes of $345 million of carrying value of debt (which was the aggregate principal amount of $440 million, net of $95 million of unamortized debt discount) and $411 million of additional capital. In connection with the Exchange Transactions, the company recognized a loss of $38 million, included in other non-operating expense, based on the difference between the fair value and carrying value of the debt component of the Exchanged Notes. In addition, the company recognized $11 million of interest expense for a make-whole premium.

The initial conversion rate for the 2043G Notes is 34.2936 shares of common stock per $1,000 principal amount at maturity, equivalent to an initial conversion price of approximately $29.16 per share of common stock. Upon issuance of the 2043G Notes, the company recorded $627 million of debt, $173 million of additional capital and $5 million of deferred debt issuance costs (included in other noncurrent assets). The company recorded a debt discount of $398 million for the difference between the debt recorded at inception and the principal amount at maturity. Holders of the 2043G Notes have the right to require the company to repurchase all or a portion of their notes in November 2028 at the accreted principal amount, which is scheduled to be $917 million.

Termination of Conversion Rights:  On November 7, 2013, the company gave notice to (1) terminate the conversion rights of the remaining 2027 Notes, not participating in the Exchange Transactions, effective as of December 13, 2013 and (2) settle entirely in cash any conversions of the 2027 Notes that occur prior to the conversion right termination date (the “Termination of Conversion Rights”). Through December 13, 2013, all holders of the 2027 Notes notified the company of the exercise of their option to convert their 2027 Notes entirely (convertible into approximately 9 million shares of the company’s common stock). Based on the company’s notice to settle entirely in cash any conversions of the remaining 2027 Notes, the settlement obligation constituted a derivative instrument subject to mark-to-market accounting treatment. Therefore, the company reclassified the $58 million fair value of the equity component of the remaining 2027 Notes from additional capital to a derivative debt liability as of November 7, 2013. Under the terms of the indenture of the 2027 Notes, the final cash settlement amount is determined based on the shares underlying the remaining 2027 Notes multiplied by the volume-weighted average price of the company’s common stock over a period of 20 consecutive trading days. Through the end of the first quarter of fiscal 2014, the company recognized a loss of $22 million, included in other non-operating expense, on the company’s derivative settlement obligations based on an increase in the settlement amounts.

Redemption Notice:  On November 7, 2013, the company gave notice of its intent to redeem the remaining 2031A Notes, not participating in the Exchange Transactions, on December 7, 2013 (the “Redemption Notice”). In connection therewith, the company recognized $5 million of interest expense for a make-whole premium upon its notice of redemption of the remaining 2031A Notes. From November 7, 2013 through the end of the company’s first quarter of fiscal 2014, holders of $112 million principal amount of 2031A Notes (convertible into approximately 12 million shares of the company’s common stock) notified the company of the exercise of their option to convert their 2031A Notes entirely. For each of these conversion notices, the company elected to settle the conversions entirely in cash. Based on the company’s elections to settle amounts in cash, the settlement obligations became derivative instruments subject to mark-to-market accounting treatment and the company therefore reclassified an aggregate of $115 million of fair value of the equity components from additional capital to a derivative debt liability. Under the terms of the indenture of the 2031A Notes, the final cash settlement amount is determined based on the underlying shares multiplied by the volume-weighted average price of the company’s common stock over a period of 20 consecutive trading days. Through the end of the first quarter of fiscal 2014, the company recognized a loss of $15 million, included in other non-operating expense, on the company’s derivative settlement obligations based on an increase in the settlement amounts.

Other non-operating income in the fourth quarter of fiscal 2013 included a gain of $48 million recognized in connection with the issuance of common shares by Inotera Memories, Inc., an equity method investment of the company. As a result of the issuance, the company’s interest in Inotera decreased to 35.5%.

Gain (loss) from changes in currency exchange rates in the first quarter of fiscal 2013 included currency losses of $58 million from changes in the market value of currency hedges executed in connection with the company’s acquisition of Elpida and Rexchip.

(5)
Income taxes for the first quarter of fiscal 2014 and the fourth quarter of fiscal 2013 included $73 million and $7 million, respectively, related to the utilization of deferred tax assets as a result of Elpida’s operations. Remaining taxes for fiscal 2014 and 2013 primarily reflect taxes on the company’s non-U.S. operations. The company has a full valuation allowance for its net deferred tax asset associated with its U.S. operations. The (provision) benefit for taxes on U.S. operations in fiscal 2014 and 2013 was substantially offset by changes in the valuation allowance.

(6)
During the first quarter of fiscal 2014, the company made the first installment payment to the external creditors of the Elpida companies from funds that had been held in current restricted cash since the acquisition date.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(in millions except per share amounts)

	1st Qtr.	4th Qtr.
	Nov. 28,	Aug. 29,
	2013	2013

GAAP net income attributable to Micron	$358	$1,708
Non-GAAP adjustments:
Rambus settlement	233	--
Flow-through of Elpida inventory step up	111	41
Loss on debt restructure	92	--
Gain on acquisition of Elpida	--	(1,484)
Gain on Inotera issuance of shares	--	(48)
Elpida acquisition costs	--	42
Restructure and asset impairments	(3)	32
Amortization of debt discount and other costs	50	36
(Gain) loss from changes in currency exchange rates	6	(2)
Estimated tax effects of above items	(39)	(15)
Non-cash taxes from Elpida purchase accounting	73	7
Total non-GAAP adjustments	523	(1,391)
Non-GAAP net income attributable to Micron	$881	$317

Number of shares used in diluted per share calculations:
GAAP	1,196	1,129
Effect of capped calls	(54)	(51)
Non-GAAP	1,142	1,078

Diluted earnings per share:
GAAP	$0.30	$1.51
Effects of above	0.47	(1.22)
Non-GAAP	$0.77	$0.29

The table above sets forth non-GAAP net income attributable to Micron, diluted shares and diluted earnings per share. The adjustments above may or may not be infrequent or nonrecurring in nature but are a result of periodic or non-core operating activities of the company. The company believes this non-GAAP information is significant to understanding trends and is important in analyzing the company’s operating results and earnings and is providing this information to investors to assist in performing analyses of the company’s operating results. When evaluating performance and making decisions on how to allocate company resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. The presentation of these adjusted amounts vary from numbers presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies.

The company’s management excludes the following items in analyzing the company’s operating results and understanding trends in the company’s earnings:

•	Rambus settlement;
•	Flow-through of inventory step up values recorded in connection with the company’s acquisition of Elpida;
•	Loss on debt restructure;
•	Gain on acquisition of Elpida and Elpida acquisition costs incurred in connection with the transaction;
•	Gain on Inotera issuance of shares;
•	Restructure and asset impairments;
•	Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with the company’s convertible debt and the Elpida installment debt;
•	(Gain) loss from changes in currency exchange rates;
•	The estimated tax effects of above items; and
•	Non-cash taxes resulting from utilization of deferred tax assets recorded in connection with the company’s acquisition of Elpida.

Non-GAAP diluted shares include the impact of the company’s outstanding capped call transactions, which are anti-dilutive in GAAP earnings per share, but are expected to mitigate the dilutive effect of certain of the company’s convertible notes.